Exhibit 99.1

Sonic Foundry Announces Fourth Quarter and Fiscal Year 2022 Results

MADISON, Wis. – December 8, 2022 - Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader in video capture, management and streaming solutions, and virtual and hybrid events, today announced financial results for the fourth quarter and fiscal year ended September 30, 2022.

Highlights for the Fourth Quarter Ended September 30, 2022

•	Total revenue was $6.5 million compared to $8.6 million in the prior year quarter primarily due to lower hardware sales, softness in the virtual and hybrid events industry, delays in renewals of support contracts due to macro environment concerns, global foreign currency impact and new pandemic related restrictions in Japan.
•	Gross margin was 61% of sales versus 69% of sales in the comparable quarter primarily due to increased depreciation costs on cloud service assets. The depreciation increase is a result of one-time adjustment associated with the AWS transition to improve the hosting environment, limit long-term capital investment, and better position the company for growth.
•	Net loss attributable to common stockholders was $0.25 per diluted share compared to net loss of $0.06 per diluted share in the fourth fiscal quarter of 2021, reflecting investments made to enter new markets per previously disclosed strategy.
•	Adjusted EBITDA was a negative $2.1 million compared to negative $270 thousand in the fourth fiscal quarter of 2021, mostly attributable to investments in our new growth areas.

Fiscal Year 2022 Financial Highlights

•	Total fiscal year revenues of $27.5 million compared to $35.2 million in fiscal year 2021, a $7.7 million or 22% decrease.
•	Full fiscal year 2022 gross margin was $18.8 million, or 68% of sales, compared to $24.9 million, or 71% of sales, in fiscal year 2021.
•	Full fiscal year net loss attributable to common stockholders of $7.1 million, or $0.72 per diluted share, compared to net income of $3.1 million or $0.36 per diluted share, in fiscal year 2021.
•	Full fiscal year 2022 Adjusted EBITDA was a loss of $5.2 million compared to $2.7 million gain reported in fiscal year 2021.

Management Commentary

“2022 was both challenging and exhilarating. Regarding our current financial results, our core Mediasite business continued to face headwinds throughout the fiscal year. While we were seeing a gradual improvement in our in-person Events business, it remained off pace from pre-pandemic levels. The widespread conversion to hybrid and virtual meeting formats, which filled the gap during the height of COVID, declined in 2022. Overall, there is uncertainty in the events market as organizations try to strike the right balance with their target audiences. In Japan, where we have a sizeable operation, unfavorable currency exchange rates and a rise in COVID infections which caused the government to mandate restrictions greatly impacted our events business there. While we have proven that these two business lines can be profitable under more positive circumstances, the current environment is challenging. We expect to see improvements in our Mediasite business in in 2023 as we capitalize on some favorable emerging trends in the space, while we continue to invest in new growth initiatives." said Sonic Foundry CEO Joe Mozden, Jr.

“Our team recognized two years ago that the video market segment that Mediasite traditionally served has growth limitations. While we could confidently grow the Mediasite business inside a limited market it did not have the dynamic growth opportunity we wanted. After carefully studying the video landscape, we developed a strategic plan that would leverage our video expertise, data analytics, customer base and reputation to launch new initiatives with tremendous and relevant market opportunity. I’m thrilled to report that in the timeframe of just one year, we added three business lines to our family of brands—Vidable™, Video Solutions, and Global Learning Exchange™ (GLX). Each one of these businesses achieved significant proof points in recent months including customer adoption, new strategic partnerships and, in the case of GLX, student enrollments. We are moving quickly for a rapid scaleup phase of all three brands, and our goal is to make these new business units profitable before we exit 2024. We now have the management, infrastructure, and most important the capital to continue transforming Sonic Foundry into a high-velocity, high-growth company.”

“As reported earlier, in April, we raised $4.3 million through a public offering of 1.7 million shares at $2.55 per share. In November, we secured $8.5 million in debt financing and raised an additional $1.2 million in an equity agreement. We also re-aligned our corporate structure and resources to accelerate the launch of our multi-brand strategy. Now all four brands—Mediasite, Vidable, Video Solutions and Global Learning Exchange—operate independently under the direction of a single GM while maintaining an efficient balance of shared services and dedicated resources.”

Mozden continued, “Now I’ll recap the significant progress we made this year in transforming Sonic Foundry. The first Vidable captioning services were deployed this summer on a limited availability trial to Mediasite customers, and later for general availability. The feedback we received from customers was outstanding and within a few weeks 100% had elected to move forward with Vidable as their primary captioning solution and we are now moving quickly to deploy several other new Vidable capabilities. We believe that the Vidable platform offers a compelling value proposition to current and future customers. Users will have access to the best AI toolsets in the market, and they can now monetize vast libraries of video content in ways that were formerly too costly or time consuming to transform and distribute without the AI power of Vidable.”

“For me personally, the high point of 2022 was seeing our innovative concept Global Learning Exchange become a reality. In July, we celebrated the opening of our first GLX Hub in the Bahamas where students can now choose from a wide range of available program options from our participating learning providers. We are also making substantial progress in moving the GLX model into the continent of Africa. In November, I had the honor of traveling to Abuja, Nigeria to officially announce GLX’s partnership with UNESCO and met with the office of President Buhari to discuss a fast rollout of our program within his country. In South Africa, we have recently secured a local partner who will provide a channel for government funding and access to its underserved student population. These partnerships have put us on the world stage of democratizing on-line higher education through a unique model, which brings accessibility and local support to on-line students who otherwise would not have the life-changing benefits of participating in higher education."

“And finally, we transformed our Mediasite Events offering into Video Solutions that launched in November. Video Solutions incorporates many of the services previously offered under the umbrella of our Mediasite Events business, but it is targeted at the much broader enterprise market. Video Solutions addresses the challenges that organizations are facing when it comes to their video strategy and infrastructure. Our technical capabilities and knowledgeable project managers can design a customized distribution and engagement strategy that helps customers derive maximum value from the content they produce.”

“I am proud of what our team has accomplished this year, and highly optimistic about the road ahead. Given the strengths of our current team and the rich landscape of opportunities for our new ventures, I am confident that Sonic Foundry has a bright future in pioneering advances for video, AI technology, and global education.”

Fiscal Fourth Quarter 2022 Operating Results

Service revenue, which included support, cloud services, events, and professional services was $4.8 million for the fiscal quarter ended September 30, 2022, compared to prior-year-quarter service revenue of $5.6 million. Product revenue was $1.7 million compared to $3.1 million during the same period last year. Cloud services revenue, which also includes event-related cloud services, decreased 8% to $1.7 million in the fourth quarter of 2022 compared to $1.9 million in the same quarter last year. Event revenue in the fourth quarter of 2022 was $940 thousand, compared with $1.4 million reported in the comparable year-ago quarter. Gross margin was $3.9 million for the fourth quarter of fiscal 2022, compared with $5.9 million in the same period of the prior fiscal year.

Selling, General and Administrative Expenses (SG&A) were $6.4 million, compared with $6.6 million in the fourth quarter last year.

Net loss attributable to common stockholders was $2.7 million, or a loss of $0.25 per diluted share, for the fourth quarter of fiscal 2022, compared with net income attributable to common stockholders of $458 thousand, or $0.06 per diluted share, for the same period of the prior fiscal year.

Fiscal Year 2022 Operating Results

Service revenue, which included support, cloud services, events, and professional services, was $19.3 million for fiscal year 2022, compared to $24.7 million in the prior fiscal year. Product revenue was $8.1 million, compared to $10.5 million during the same period last year. Cloud services revenue decreased 15% to $7.0 million, compared to $8.3 million last fiscal year. Event revenue decreased 30% to $4.5 million versus $6.4 million last fiscal year.

Gross margin was 68% for fiscal year 2022, compared with 71% in last fiscal year. The decrease in gross margin was primarily due to a decrease in service revenue without a decrease in cost of goods sold expense in cost centers that support services revenue.

Selling, general, administrative, and other expenses (SG&A) was $25.7 million for fiscal year 2022 compared with $24.1 million in the prior fiscal year.

Net loss attributable to common stockholders was $7.1 million or a loss of $0.72 per diluted share, for fiscal year 2022, compared with a net income attributable to common stockholders of $3.1 million (including forgiveness of a PPP loan of $2.3 million), or $0.36 per diluted share, for the same period of the prior fiscal year.

Non-GAAP Financial Information

To supplement and enhance the reader’s understanding of our operating performance, we disclose adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (adjusted EBITDA), a non-GAAP measure of operating performance. Our adjusted EBITDA measure additionally adds back stock compensation expense, and severance and subtracts gain from debt forgiveness from the SEC definition of EBITDA. As such, our adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. A reconciliation of net income to adjusted EBITDA for the fourth quarter ended September 30, 2022, and 2021 are included in the release.

About Sonic Foundry

Founded in 1991 and headquartered in Madison, Wis., Sonic Foundry (NASDAQ: SOFO) is dedicated to transforming how the world works and learns through innovative and scalable technology solutions. We help customers maximize the value of their video initiatives and infrastructure while leveraging our expertise and global footprint to help unlock a smarter, more connected world for learners, workers, and entrepreneurs everywhere. Sonic Foundry’s family of brands includes Mediasite®, Video Solutions, Vidable™ and Global Learning Exchange™ which are trusted by thousands of educational institutions, corporations, and health care organizations in dozens of countries around the world. For more information on how Sonic Foundry’s solutions can empower you and your organization to seize today’s opportunities as well as those of the future, visit www.sonicfoundry.com.

Forward Looking Statements

This news release contains forward-looking statements about the products and services of Sonic Foundry within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements about our products and services, our customer base, strategic investments, new partnerships, our future operating results and any statements we make about the company’s future. These types of statements address matters that are subject to many risks and uncertainties. Actual results could differ materially from the forward-looking guidance we provide. Any forward-looking statements should be considered in context of the risk factors disclosed in our periodic forms 10Q, 10K and other filings with the SEC. These filings can be accessed on-line at www.sec.gov and other websites or can be obtained from the company’s investor relations department. All of the information and disclosures we make in this news release regarding our business, including any forward-looking guidance, are as of the date given and we assume no obligation to update or change this information, regardless of subsequent events.

Media Contact:

Sonic Foundry

Eamon Doyle

608.310.5891

eamon.doyle@sonicfoundry.com

Sonic Foundry, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share data)

(Unaudited)

	September 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,299	$9,989
Accounts receivable, net of allowances of $53 and $236	4,923	5,167
Inventories, net	1,462	442
Investment in sales-type lease, current	281	294
Capitalized commissions, current	224	360
Prepaid expenses and other current assets	945	1,153
Total current assets	11,134	17,405
Property and equipment:
Leasehold improvements	1,460	1,111
Computer equipment	9,274	8,527
Furniture and fixtures	1,405	1,528
Total property and equipment	12,139	11,166
Less accumulated depreciation and amortization	8,705	8,368
Property and equipment, net	3,434	2,798
Other assets:
Investment in sales-type lease, long-term	221	490
Capitalized commissions, long-term	42	76
Right-of-use assets under operating leases	2,053	2,441
Deferred tax asset	275	48
Software development	2,445	—
Other long-term assets	296	757
Total assets	$19,900	$24,015
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	1,904	1,072
Accrued liabilities	1,521	2,522
Current portion of unearned revenue	8,599	9,413
Current portion of finance lease obligations	10	79
Current portion of operating lease obligations	1,147	930
Current portion of warrant debt	565	—
Total current liabilities	13,746	14,016
Long-term portion of unearned revenue	1,140	1,614
Long-term portion of finance lease obligations	15	26
Long-term portion of operating lease obligations	975	1,583
Long-term portion of notes payable and warrant debt	356	556
Derivative liability, at fair value	—	53
Other liabilities	90	27
Total liabilities	16,322	17,875
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	—	—
9% Preferred stock, Series A, voting, cumulative, convertible, $.01 par value (liquidation preference of $1,000 per share), authorized 4,500 shares; zero shares issued and outstanding, at amounts paid in	—	—
5% Preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	—	—
Common stock, $.01 par value, authorized 25,000,000 shares; 10,905,649 and 9,064,821 shares issued, respectively and 10,892,933 and 9,052,105 shares outstanding, respectively	109	91
Additional paid-in capital	218,145	213,278
Accumulated deficit	(213,525)	(206,442)
Accumulated other comprehensive loss	(982)	(618)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders’ equity	3,578	6,140
Total liabilities and stockholders’ equity	$19,900	$24,015

Sonic Foundry, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for share and per share data)

(Unaudited)

	Years Ended September 30,		Quarters Ended September 30,
	2022	2021	2022	2021
Revenue:
Product and other	$8,135	$10,473	$1,728	$3,067
Services	19,331	24,694	4,777	5,563
Total revenue	27,466	35,167	6,505	8,630
Cost of revenue:
Product and other	3,054	4,042	878	1,204
Services	5,599	6,252	1,682	1,482
Total cost of revenue	8,653	10,294	2,560	2,686
Gross margin	18,813	24,873	3,945	5,944
Operating expenses:
Selling and marketing	12,264	11,970	3,076	3,205
General and administrative	5,933	4,870	1,428	1,514
Product development	7,539	7,226	1,922	1,871
Total operating expenses	25,736	24,066	6,426	6,590
Income (Loss) from operations	(6,923)	807	(2,481)	(646)
Non-operating expenses:
Interest expense, net	(31)	(44)	(9)	(2)
Gain on debt forgiveness	—	2,325	—	—
Other income (expense), net	(364)	4	(174)	12
Total non-operating income (expense)	(395)	2,285	(183)	10
Income (loss) before income taxes	(7,318)	3,092	(2,664)	(636)
Income tax benefit (expense)	235	(15)	(48)	178
Net income (loss)	$(7,083)	$3,077	$(2,712)	$(458)
Dividends on preferred stock	—	—	—	—
Net income (loss) attributable to common stockholders	$(7,083)	$3,077	$(2,712)	$(458)
Income (loss) per common share:
Basic net income (loss) per common share	$(0.72)	$0.37	$(0.25)	$(0.06)
Diluted net income (loss) per common share	$(0.72)	$0.36	$(0.25)	$(0.06)
Weighted average common shares – Basic	9,899,724	8,230,100	10,868,723	8,086,331
– Diluted	9,899,724	8,650,384	10,868,723	8,086,331

Sonic Foundry, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Years Ended
	September 30,
	2022	2021
Operating activities
Net Income (Loss)	$(7,083)	$3,077
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of other intangibles	31	49
Depreciation and amortization of property and equipment	1,305	1,263
Deferred income taxes	(235)	—
Loss on sale of fixed assets	36	37
Loss on impairment of fixed assets	328	—
Provision for doubtful accounts	(50)	25
(Recovery of ) Provision for inventory reserve	—	(16)
Stock-based compensation expense related to stock options	747	487
Stock issued for board of director's fees	49	70
Remeasurement gain on derivative liability	(53)	(13)
Gain on debt forgiveness	—	(2,325)
Changes in operating assets and liabilities:
Accounts receivable	(37)	821
Inventories	(1,034)	734
Investment in sales-type lease	143	(452)
Capitalized commissions	170	104
Prepaid expenses and other current assets	12	(121)
Right-of-use assets under operating leases	222	(387)
Operating lease obligations	(213)	445
Other long-term assets	365	(438)
Accounts payable and accrued liabilities	530	(989)
Other long-term liabilities	90	(110)
Unearned revenue	(881)	(1,015)
Net cash used in operating activities	(5,558)	1,246
Investing activities
Purchases of property and equipment	(2,596)	(1,482)
Capitalization of software development costs	(2,445)	—
Net cash used in investing activities	(5,041)	(1,482)
Financing activities
Proceeds from notes payable	441	—
Payments on notes payable	—	(935)
Proceeds from issuance of common stock, net of issuance costs	3,967	3,447
Proceeds from exercise of common stock options	122	263
Payments on finance lease obligations	(75)	(120)
Net cash provided by (used in) financing activities	4,455	2,655
Changes in cash and cash equivalents due to changes in foreign currency	(546)	(49)
Net decrease in cash and cash equivalents	(6,690)	2,370
Cash and cash equivalents at beginning of year	9,989	7,619
Cash and cash equivalents at end of year	$3,299	$9,989
Supplemental cash flow information:

Interest paid	$2	$32
Income taxes paid, foreign	88	97
Non-cash financing and investing activities:
Property and equipment financed by finance lease or accounts payable	73	152

Sonic Foundry, Inc.

Consolidated Non-GAAP Adjusted EBITDA Reconciliation

(in thousands)

	Years Ended September 30,		Quarters Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$(7,083)	$3,077	$(2,712)	$(458)
Add:
Depreciation and amortization	1,305	1,263	444	255
Income tax expense (benefit)	(235)	15	49	(178)
Interest expense (income)	31	44	9	2
Stock-based compensation expense	747	487	138	109
Severance	85	157	12	-
Subtract:
Gain from debt forgiveness	-	2,325	-	-
Adjusted EBITDA	$(5,150)	$2,718	$(2,060)	$(270)